News Release

B&W Announces Key Step Toward Debt Refinancing

•	Company has entered negotiations with lenders for comprehensive refinancing

(AKRON, Ohio – January 7, 2020) – Babcock & Wilcox Enterprises, Inc. (NYSE: BW) (B&W) announced today that the Company has amended its Credit Agreement to extend the deadline to take certain required corporate actions related to refinancing from January 10, 2020 to January 20, 2020 and to maintain the current sublimit on borrowing under the company’s revolving credit facility portion of the Agreement. As previously disclosed, the Company is required to refinance by March 15, 2020. B&W is in broader negotiations with creditors to refinance the current senior debt and extend maturity which is anticipated to be completed on or before January 20th, 2020.

“This interim amendment is a collaborative first step toward a comprehensive debt refinancing on an accelerated timeframe. With the assistance of B. Riley FBR, Inc. and our existing senior lender syndicate, we expect to further amend our Credit Agreement by January 20, 2020, well in advance of our March 15, 2020 requirement,” said Kenneth Young, B&W Chief Executive Officer. “We are pleased that our lenders recognize the momentum we have achieved through our turnaround efforts and the opportunities we have that leverage our technologies and core businesses. We look forward to finalizing an agreement that provides long-term restructuring of the company’s debt, a critical next step following the Company’s return to profitability in the second and third quarters of 2019, and a position of strength with our core markets and customers. We expect our financial results for the fourth quarter of 2019 will continue to demonstrate this strength and provide further confidence in our objectives for 2020.”

Forward-Looking Statements
B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to the timing and terms of further anticipated amendments to our Credit Agreement, our expected 2019 financial results and our ability to satisfy our 2020 objectives. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, our ability to continue as a going concern; our recognition of any asset impairments as a result of any decline in the value of our assets or our efforts to dispose of any assets in the future; our ability to obtain and maintain sufficient financing to provide liquidity to meet our business objectives, surety bonds, letters of credit and similar financing; our ability to satisfy or obtain waivers of the requirements under the Credit Agreement, as amended; our ability to refinance the Credit Agreement in a timely manner, if at all; our ability to obtain waivers of required pension contributions; the highly competitive nature of our businesses; general economic and business conditions, including changes in interest rates and currency exchange rates; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; our ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, partners or suppliers to perform their obligations on time and as specified; our ability to successfully resolve claims by vendors for goods and services provided and claims by customers for items under warranty; our ability to realize anticipated savings and operational benefits from our restructuring plans, and other cost-savings initiatives; our ability to successfully address productivity and schedule issues in our Vølund and Other Renewable segment, including the ability to complete our European EPC projects within the expected time frame and the estimated costs; our ability to successfully partner with third parties to win and execute contracts within our Vølund and Other Renewable segment; changes in our effective tax rate and tax positions, including any limitation on our ability to use our net operating loss carryforwards and other tax assets; our ability to maintain operational support for our information systems against service outages and data corruption, as well as protection against cyber-based network security breaches and theft of data; our ability to protect our intellectual property and renew licenses to use intellectual property of third parties; our use of the percentage-of-completion method of accounting to recognize revenue over time; our ability to successfully manage research and development projects and costs, including our efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to our lines of business, including professional liability, product liability, warranty and other claims against us; changes in, or our failure or inability to comply with, laws and government regulations; actual or anticipated changes in governmental regulation, including trade and tariff policies; difficulties we may encounter in obtaining regulatory or other necessary permits or approvals; changes in, and liabilities relating to, existing or future environmental regulatory matters; changes in actuarial assumptions and market fluctuations that affect our net pension liabilities and income; potential violations of the Foreign Corrupt Practices Act; the loss of key personnel and the continued availability of qualified personnel; our ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with our retirement benefit programs; social, political, competitive and economic situations in foreign countries where we do business or seek new business; the possibilities of war, other armed conflicts or terrorist attacks; the willingness of customers and suppliers to continue to do business with us on reasonable terms and conditions; and our ability to successfully consummate strategic alternatives for non-core assets, if we determine to pursue them. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.
About B&W
Headquartered in Akron, Ohio, Babcock & Wilcox is a global leader in energy and environmental technologies and services for the power and industrial markets. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.

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Investor Contact:         Media Contact:
Megan Wilson          Ryan Cornell

Vice President, Corporate Development & Investor Relations	Public Relations
Babcock & Wilcox         Babcock & Wilcox
704.625.4944 | investors@babcock.com     330.860.1345 | rscornell@babcock.com